UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2010

ATLANTIC TELE-NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

600 Cummings Center

Beverly, MA 01915

(Address of principal executive offices and zip code)

(978) 619-1300

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2010, Karl D. Noone joined Atlantic Tele-Network, Inc. (the “Company”) as Senior Vice President and Corporate Controller.  Prior to joining the Company, Mr. Noone, 41, served as Vice President, Controller and Chief Accounting Officer for Mercury Computer Systems, Inc., a provider of embedded computing systems and software for signal processing applications from 2008 to 2009.  From 2005 to 2008, Mr. Noone served as the Senior Vice President, Corporate Controller of Digitas, Inc., a digital marketing and media services company.  Prior to Digitas, Mr. Noone was the Senior Vice President, Corporate Controller for Lightbridge, Inc., a credit qualification and payment authorization transaction processing company and was Vice President, Finance at CMGI, Inc., an Internet operating and development company.  Mr. Noone received a B.S. degree, summa cum laude, from Boston College in Accounting.

Pursuant to an offer letter dated August 9, 2010 entered into between the Company and Mr. Noone, Mr. Noone will receive an annual base salary of $210,000.  In addition, Mr. Noone will be eligible to receive an annual performance bonus targeted at 30% of his base salary, with the actual amount of such bonus, if any, to be determined by the Compensation Committee of the Board of Directors.  The Board of Directors of the Company authorized the issuance to Mr. Noone of 5,000 shares of restricted Common Stock of the Company and 15,000 options to purchase shares of Common Stock at fair market value at the close of business on August 9, 2010, with vesting periods and terms similar to other senior executive hires.  Mr. Noone will also be entitled to participate in the Company’s medical, dental, 401(k) and other standard benefit plans generally available to Company employees.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter by and between Atlantic Tele-Network, Inc. and Karl D. Noone, dated August 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC TELE-NETWORK, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: August 11, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Offer Letter by and between Atlantic Tele-Network, Inc. and Karl D. Noone, dated August 9, 2010.